Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

September 12, 2016

Simulations Plus Reports Preliminary Revenues for

Fourth Quarter and Fiscal Year 2016

Company Reports Record Fourth-Quarter and Full-Year Revenues

LANCASTER, CA, September 12, 2016 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its fiscal fourth quarter (4QFY16) and full fiscal year 2016 (FY2016) ended August 31, 2016.

Mr. John R. Kneisel, chief financial officer of Simulations Plus, stated: “We have completed our second year of operations following our September 2014 acquisition of Cognigen Corporation; an acquisition which delivered the expected benefits such as expanded addressable market, synergies across our software and consulting business, increased scale, and greater profitability. In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary consolidated annual and fourth quarter revenues. Net income will not be released until completion of our annual audit and review of our Annual Report on Form 10-K. We expect to file our 10-K with the U.S. Securities and Exchange Commission on or before the November 14, 2016 deadline.”

Preliminary results for the fiscal year:

•	Consolidated software and software-related services increased 10.7% to a record $13.85 million for FY2016 compared to $12.5 million in FY2015
•	Consolidated consulting revenues increased 4.1%, or $238,000, to $6.04 million compared to $5.80 million in FY2015
•	Total preliminary consolidated revenues for FY2016 increased 8.6%, or $1.57 million, to a record $19.89 million, compared to $18.31 million for FY2015
•	For FY2016, approximately 69.5% of revenues came from software licenses and software-related services and approximately 30.5% of revenues came from consulting studies and collaborations
•	Cash remains strong. As of August 31, 2016, cash was $8.0 million after distributing approximately $861,000 in dividends to shareholders on August 18, 2016 (for a total of $3.41 million in dividends distributed during FY2016), along with payments to TSRL and the final payment of $720,000 for the Cognigen acquisition made in July. Cash as of today is $8.5 million.

Preliminary results for the quarter:

•	Consolidated software and software-related services increased 19.1% to a record $2.60 million for 4QFY16 compared to $2.18 million in 4QFY15
•	Consolidated 4QFY16 consulting revenues decreased 16.6%, or $225,000, to $1.28 million from $1.53 million in 4QFY15, impacted by several customers’ failed clinical trials and delayed trials that we noted last quarter
•	Total preliminary revenues for 4QFY16 increased 4.4% to $3.87 million, a new fourth quarter record, compared to $3.71 million reported for 4QFY15
•	For the quarter, approximately 66.3% of revenues came from software and software-related services, and approximately 33.7% of revenues came from consulting studies and collaborations
•	During 4QFY16, the company added 21 new software customers and a total of 76 for FY2016
•	Annual recurring customer renewal rate was 88% (total accounts) and 95% based on revenue.

John DiBella, vice president for marketing and sales of Simulations Plus, said: “As anticipated, FY2016 finished on a solid note, with a substantial percentage of software revenue growth coming from new clients, including several licenses from non-pharmaceutical markets subscribing to our tools. The pipeline for PBPK and pharmacometric modeling projects is strong and continues to improve as we head into FY2017, helping to offset a modest decrease in consulting revenue in the fourth quarter of fiscal year 2016. We have a busy fall season ahead of us, as we are attending numerous conferences to promote several new product releases, including PKPlus™, and hosting trainings and workshops around the globe to continue to educate industry and regulatory scientists on mechanistic modeling & simulation. We believe these efforts should help us maintain our longstanding revenue growth momentum.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “We’re very pleased with a 19% increase in software and software-related services revenues. Of course, we’re not satisfied with the negative growth in consulting revenues for the fourth quarter, but we are pleased that for the fiscal year, consulting revenues showed over four percent increase in spite of the negative impact of the third and fourth quarter effects when some of our customers’ clinical trials failed and some were delayed. With our announcement of the launch of PKPlus™ two weeks ago and continued growth in our other software revenues and in our consulting business, we are expecting a strong new fiscal year.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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